Exhibit 99.1

Marinus Pharmaceuticals PROVIDES business UPDATE

and reports third quarter 2015 financial results

RADNOR, PA, October 29, 2015 (Globe Newswire) -- Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders,  today provided a business update on its clinical development activities and reported its financial results for the third quarter ended September 30, 2015.

Recent Highlights:

•	Successful End-of-Phase 2 meeting with the United States Food and Drug Administration (FDA) for ganaxolone in focal onset seizures
•	Initiated clinical phase of ganaxolone intravenous (IV) clinical program in status epilepticus (SE)
•	Robust efficacy in benzodiazepine-resistant SE animal models seen with Ganaxolone IV
•	Preclinical data further supports clinical evidence that ganaxolone does not activate the human progesterone receptor
•	Announced interim observations from exploratory Phase 2 proof-of-concept trial in PCDH19 female pediatric epilepsy

“Marinus has made significant progress advancing our ganaxolone programs,” commented Christopher M. Cashman, Chief Executive Officer of Marinus Pharmaceuticals. “Of particular note is the addition of our ganaxolone intravenous formulation to our development portfolio. The GLP safety and tolerability studies with a clean safety profile coupled with robust efficacy observed in benzodiazepine-resistant SE animal models support the advancement of ganaxolone IV into the clinic. We are excited about the potential for ganaxolone IV in the acute care setting which, together with our convenient oral capsule and liquid formulations, provides a continuity of care for patients suffering from drug-resistant seizures.”

Business Update

Ganaxolone is a CNS-selective GABAA modulator being developed in three different dose forms (IV, capsule, and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone acts on a well-characterized target in the brain known to have both anti-seizure and anti-anxiety effects.

Ganaxolone IV – Status Epilepticus (Orphan Indication):

Marinus recently announced the initiation of the clinical phase of its ganaxolone IV program and its initial target orphan indication in SE. SE is a life-threatening condition, which, if not arrested immediately, can result in marked neuronal damage, cognitive impairment and death.  Data from preclinical studies yielded positive results testing ganaxolone IV in benzodiazepine-resistant SE. Two separate laboratories using different measurements tested ganaxolone IV in clinically translatable rodent models of SE and in both studies ganaxolone IV promoted survival and showed better or comparable reversal of seizures than the endogenous neurosteroid allopregnanolone.

Marinus plans to commence a Phase 1 clinical trial designed to evaluate the safety, tolerability and pharmacokinetics of ganaxolone IV in the first half 2016 followed by initiation of a clinical trial in SE patients later next year.

Ganaxolone IV for the hospital setting offers a new mechanism of action for the treatment of SE that is complemented by its oral dose forms, providing the potential for IV-to-oral continuation therapy as patients transition from acute care to outpatient settings.

Ganaxolone Capsule – Refractory Focal Onset Seizures:

Marinus has focused most of its recent clinical development efforts on advancing its outpatient chronic epilepsy indications where oral administration is required.

The most advanced clinical study with ganaxolone is the ongoing Phase 3 trial assessing the efficacy and safety of ganaxolone for adjunctive treatment of refractory focal onset seizures.  Enrollment in this Phase 3 study is nearly complete with final enrollment in the registration component of the study expected to reach between 300-350 patients.  Top-line data are expected to be announced mid-2016.

A successful End-of-Phase 2 meeting took place during the third quarter, where the FDA was in agreement with the planned path to support registration of ganaxolone for adjunctive treatment of focal onset seizures, which, among other anticipated preclinical and clinical studies, includes a single additional Phase 3 registration study. Marinus and the FDA were in general agreement on the design, population and primary endpoint for both the ongoing and planned second Phase 3 clinical study, pending submission of the protocol of the second Phase 3 study for a Special Protocol Assessment.

As further evidence, and consistent with ganaxolone’s pre-clinical and clinical safety experience to date, a preclinical study was recently conducted to evaluate ganaxolone’s activity on the human progesterone receptor. Ganaxolone was designed to have the same neuronal activity as allopregnanolone without exposing patients to the potential hormonal side effects that could be seen with prolonged use of allopregnanolone. In the preclinical study, ganaxolone did not activate the human progesterone receptor, while allopregnanolone acted as a partial agonist to the receptor. The data support ganaxolone’s CNS-selectivity and lack of off-target activity at the human progesterone receptor.

Ganaxolone’s mechanism acts on GABAA receptor targets known to have anti-anxiety benefits in addition to anti-seizure activity. With approximately 50% of epilepsy patients estimated to experience comorbid anxiety and/or depression, this added effect on mood could provide benefits to these epilepsy patients beyond seizure control.

Ganaxolone Liquid – Pediatric Orphan (Anxiety and Seizure):

PCDH19 Female Pediatric Epilepsy:

Marinus recently announced initial observations from its ongoing Phase 2 clinical trial for PCDH19 female pediatric epilepsy. PCDH19 is a serious and rare epileptic syndrome characterized by highly variable early-onset cluster seizures, cognitive, and behavioral disturbances. Initial observations showed that 63% of patients at various durations of therapy experienced a greater than 50% reduction for at least one 28-day treatment period compared to baseline. Consistent with earlier studies, ganaxolone was shown to be generally safe and well-tolerated. Improvements in behavior were also reported by investigators and caretakers for some patients. Enrollment is continuing in the study with full data expected  mid-2016.

Fragile X Syndrome:

As an initial proof-of-concept study to explore the mood effects of ganaxolone, an exploratory double-blind placebo-controlled Phase 2 study in Fragile X Syndrome is underway.  This study is fully enrolled and data from this grant-funded, investigator-sponsored clinical trial are expected to be announced in Q1 2016.

Upcoming Milestones:

•	Initiation of Phase 1 clinical trial with ganaxolone IV in 1H 2016
•	Top-line data from Phase 2 clinical trial in Fragile X Syndrome expected in Q1 2016
•	Top-line data from Phase 3 clinical trial in focal onset seizures expected mid-2016
•	Full data set from Phase 2 PCDH19 clinical trial expected mid-2016

Third Quarter Financial Update

At September 30, 2015, the Company had cash, cash equivalents and investments of $34.5 million, compared to $49.7 million at December 31, 2014.  The Company believes that its cash, cash equivalents and investments, as of September 30, 2015, are adequate to fund operations into the fourth quarter of 2016.

Research and development expenses increased to $3.5 million and $12.9 million for the three and nine months ended September 30, 2015, respectively, as compared to $1.6 million and $6.5 million for the same periods in the prior year. The increases in both periods resulted primarily from an increase in clinical, drug development and consulting costs related to our ongoing clinical trials for ganaxolone, as well as increases in compensation-related costs due to hiring additional clinical resources, including our Chief Medical Officer, who was hired in December 2014.  Most of our research and development expenses relate to our ongoing Phase 3 clinical trial of ganaxolone in adults with focal onset seizures.

General and administrative expenses increased to $1.4 million and $4.1 million for the three and nine months ended September 30, 2015, respectively, as compared to $0.9 million and $1.8 million for the same periods in the prior year. The increases in general and administrative expenses were primarily due to the hiring of new management and the upward scaling of our operations in connection with both our public company status as of July 31, 2014, and our ongoing Phase 3 clinical trial of ganaxolone in adults with focal onset seizures.

Marinus reported net losses of $5.0 million and $17.2 million for the three and nine months ended September 30, 2015, respectively.  Our cash used in operating activities was $15.1 million for the nine months ended September 30, 2015 compared to $6.6 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans and operations, financial condition and results of operations.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, proven efficacy, safety and convenient dosing, to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders.  Ganaxolone is a CNS-selective GABAA modulator that acts on a well-characterized target in the brain known to have both anti-seizure and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule, and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Ganaxolone IV is planned to enter the clinic in 2016 and is being developed to treat status epilepticus. Ganaxolone IV is complemented by its oral dose forms, providing the potential for IV-to-oral continuation therapy for patients transitioning from acute care to outpatient settings.  Ganaxolone capsule is being evaluated in a Phase 3 multi-national clinical trial as adjunctive treatment of focal onset seizures in adults.  Ganaxolone capsule and liquid are being studied in orphan pediatric indications with comorbidities in seizures and behavior disorders – PCDH19 epilepsy and Fragile X Syndrome. For additional information, please visit the Company’s website at www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:Company:

Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

646-362-5750

awheeler@tiberend.com

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	September 30, 2015	December 31, 2014

ASSETS
Cash and cash equivalents	$ 28,027	$ 49,720
Investments	6,463	—
Other assets	2,263	493
Total assets	$ 36,753	$ 50,213
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	6,663	2,039
Notes payable, long-term portion	4,375	7,000
Other long term liabilities	57	20
Total liabilities	11,095	9,059
Total stockholders’ equity	25,658	41,154
Total liabilities and stockholders’ equity	$ 36,753	$ 50,213

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Expenses:
Research and development	$3,472	$1,569	$12,856	$6,538
General and administrative	1,378	868	4,074	1,827
Loss from operations	(4,850)	(2,437)	(16,930)	(8,365)
Change in fair value of warrant liability	—	794	—	1,192
Interest income	15	4	44	6
Interest expense	(121)	(29)	(353)	(59)
Other income (expense)	(7)	—	2	—
Net loss	(4,963)	(1,668)	(17,237)	(7,226)
Cumulative preferred stock dividends	—	(372)	—	(2,545)
Net loss applicable to common stockholders	$(4,963)	$(2,040)	$(17,237)	$(9,771)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.35)	$(0.22)	$(1.21)	$(2.79)
Basic and diluted weighted average shares outstanding	14,289,939	9,449,355	14,194,793	3,499,808